Exhibit 99.1

Pineapple Energy Announces Previously Approved Reverse Stock Split, Effective October 17, 2024

RONKONKOMA, NY, October 15, 2024 -- Pineapple Energy Inc. (the “Company”) (NASDAQ: PEGY) announced today that effective at 12:01 a.m. Central Time on October 17, 2024, the Company will implement a 1-for-50 reverse stock split of its outstanding common stock, which is within the range approved by stockholders at the annual meeting of the Company’s shareholders held on July 19, 2024. The Company’s common stock will continue to trade under the symbol “PEGY” and it is expected to open for trading on Nasdaq on October 17, 2024 on a post-split basis. The new CUSIP number for the common stock following the reverse stock split will be 72303P404.

The reverse stock split is primarily intended to increase the market price per share of the Company’s common stock to regain compliance with the minimum bid price required for continued listing on The Nasdaq Capital Market.

Upon the effectiveness of the reverse stock split, every 50 shares of issued and outstanding Company common stock at the close of business on October 16, 2024 will be automatically combined into one issued and outstanding share of common stock, with no change in par value per share. Proportionate adjustments will be made to the conversion and exercise prices of the Company’s outstanding stock purchase warrants, stock options, convertible notes and to the number of shares issued and issuable under the Company’s equity incentive plans.

The reverse stock split proportionally reduces the number of shares of the Company’s authorized common stock from 133,333,333 to 2,666,667. No fractional shares will be issued as a result of the reverse stock split. Any fractional shares that would have resulted from the reverse stock split will be settled in cash.  The reverse stock split will affect all common shareholders uniformly and will not alter any shareholder’s percentage interest in the Company’s common stock, except to the extent that the reverse stock split results in some shareholders experiencing an adjustment of a fractional share as described above.

Shareholders holding their shares electronically in book-entry form are not required to take any action to receive the post-split shares. Shareholders holding physical share certificates will receive information from EQ Shareowner Services, the Company’s transfer agent, regarding the process for exchanging their shares of common stock. Shareholders with questions may contact the Company’s transfer agent by calling 800-401-1957.

About Pineapple Energy

Pineapple is focused on growing leading local and regional solar, storage, and energy services companies nationwide. Our vision is to power the energy transition through grass-roots growth of solar electricity paired with battery storage. Our portfolio of brands (SUNation, Hawaii Energy Connection, E-Gear, Sungevity, and Horizon Solar Power) provide homeowners and businesses of all sizes with an end-to-end product offering spanning solar, battery storage, and grid services.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company’s current expectations or beliefs and are subject to uncertainty and changes in circumstances, including the Company’s expectations regarding its ability to effect the reverse stock split and regain compliance with Nasdaq’s continued listing standards. While the Company believes its plans, intentions, and expectations reflected in those forward-looking statements are reasonable, these plans, intentions, or expectations may not be achieved. For information about the factors that could cause such differences, please refer to the Company’s filings with the Securities and Exchange Commission, including, without limitation, the statements made under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 and in subsequent filings. The Company does not undertake any obligation to update or revise these forward-looking statements for any reason, except as required by law.

Contacts:
Scott Maskin Interim Chief Executive Officer +1 (631) 823-7131 scott.maskin@pineappleenergy.com Pineapple Investor Relations +1 (952) 996-1674 IR@pineappleenergy.com